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                                                                     Exhibit 5.1

                                 March 30, 2004

AMERCO
1325 Airmotive Way
Suite 100
Reno, Nevada 89502-3239

Each of the subsidiaries of AMERCO
   listed on Schedule I attached hereto

   c/o AMERCO
   1325 Airmotive Way
   Suite 100
   Reno, Nevada 89502-3239

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4, including amendments and exhibits thereto (the "Registration Statement"), for the proposed offer to exchange (the "Exchange Offer") by AMERCO (the "Company") and each of the guarantor subsidiaries listed on Schedule I attached hereto (collectively, the "Guarantors"), of up to an aggregate of $80 million in principal amount of its 9.0% Second Lien Senior Secured Notes due 2009 (the "Exchange Notes") for an equal principal amount of its outstanding 9.0% Second Lien Senior Secured Notes due 2009 (the "Outstanding Notes") and the guarantees by the Guarantors of the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes are issuable, pursuant to an Indenture, dated March 1, 2004, by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as Trustee (the "Indenture").

         Based on the foregoing, and subject to the qualifications and limitations set forth herein, we advise you that:

         1. The Exchange Notes, when issued, authenticated and delivered by the Company and the Trustee in accordance with the terms of the Indenture, and when issued in exchange for Outstanding Notes as contemplated in the Registration Statement, will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

         2. The guarantees by the Guarantors to be endorsed on the Exchange Notes, when the Exchange Notes are issued, authenticated and delivered by the Company and the Trustee in accordance with the terms of the Indenture, and when issued as contemplated in the Registration Statement, will be legally binding and valid obligations of the Guarantors enforceable against each of them in accordance with their terms.

         In rendering this opinion, we have reviewed and relied upon the Indenture, the Outstanding Notes, the form of Exchange Notes and such documents, records, and other instruments of the Company and the Guarantors as we have deemed necessary.

         The opinions set forth above are subject to the following qualifications:

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                  (i)      The opinions are subject to and may be limited by (a)
applicable bankruptcy, insolvency, liquidation, fraudulent conveyance or transfer, moratorium, reorganization, or other similar laws affecting creditors' rights generally; (b) general equitable principles and rules of law governing specific performance, estoppel, waiver, injunctive relief, and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity), and the discretion of any court before which a proceeding may be brought; (c) duties and standards of good faith, reasonableness and fair dealing imposed on creditors and parties to contracts; and (d) a court determination that any fees payable pursuant to a provision requiring the payment of attorneys' fees is reasonable.

                  (ii) We have assumed: (a) the genuineness of the signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or photostatic copies; (b) that such documents accurately describe the mutual understanding of the parties as to all matters contained therein and that no other agreements or undertakings exist between the parties that would affect the documents relating to the transactions contemplated by such documents and agreements; (c) the due authorization, execution, and delivery of the documents discussed herein by all parties thereto except the Company and the Guarantors, that such documents will be valid and binding upon, and enforceable in accordance with their terms against, all parties thereto except the Company and the Guarantors, and that the execution, delivery, and performance of such documents by parties other than the Company and the Guarantors will not violate any provision of any charter document, law, rule, regulation, judgment, order, decree, agreement or other document binding upon or applicable to such other parties or their respective assets; (d) the accuracy, completeness, and genuineness of all representations and certifications made to or obtained by us, including those of public officials; and (e) the accuracy and completeness of records of the Company and the Guarantors.

                  (iii) We express no opinion regarding compliance by the Company or any Guarantor with any financial covenants required to be maintained by them under any agreement or document, or as to the financial ability of the Company or any Guarantors to meet its obligations under the documents described herein.

                  (iv) This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limiting the foregoing, the opinions expressed in this letter are based upon the law and facts as we understand them in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

         We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                               Very truly yours,

                                               /s/ Snell & Wilmer L.L.P.

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                                   SCHEDULE I

                          LIST OF SUBSIDIARY GUARANTORS

A&M Associates, Inc.
Amerco Real Estate Company
Amerco Real Estate Company of Alabama, Inc.
Amerco Real Estate Company of Texas, Inc.
Amerco Real Estate Services, Inc.
Eight PAC Company
Eleven PAC Company
EMove, Inc.
Fifteen PAC Company
Five PAC Company
Four PAC Company
Fourteen PAC Company
Nationwide Commercial Co.
Nine PAC Company
One PAC Company
PF&F Holdings Corporation
Seven PAC Company
Seventeen PAC Company
Six PAC Company
Sixteen PAC Company
Ten PAC Company
Three PAC Company
Twelve PAC Company
Two PAC Company
U-Haul Business Consultants, Inc.
U-Haul Co. of Alabama, Inc.
U-Haul Co. of Alaska
U-Haul Co. of Arizona
U-Haul Co. of Arkansas
U-Haul Co. of California
U-Haul Co. (Canada) Ltd.
U-Haul Co. of Colorado
U-Haul Co. of Connecticut
U-Haul Co. of District of Columbia, Inc.
U-Haul Co. of Florida
U-Haul Co. of Georgia
U-Haul of Hawaii, Inc.
U-Haul Co. of Idaho, Inc.
U-Haul Co. of Illinois, Inc.
U-Haul Co. of Indiana, Inc.
U-Haul Co. of Iowa, Inc.
U-Haul Co. of Kansas, Inc.
U-Haul Co. of Kentucky
U-Haul Co. of Louisiana
U-Haul Co. of Maine, Inc.
U-Haul Co. of Maryland, Inc.
U-Haul Co. of Massachusetts and Ohio, Inc.
U-Haul Co. of Michigan
U-Haul Co. of Minnesota
U-Haul Co. of Mississippi
U-Haul Company of Missouri
U-Haul Co. of Montana, Inc.
U-Haul Co. of Nebraska
U-Haul Co. of Nevada, Inc.
U-Haul Co. of New Hampshire, Inc.
U-Haul Co. of New Jersey, Inc.
U-Haul Co. of New Mexico, Inc.
U-Haul Co. of New York, Inc.
U-Haul Co. of North Carolina
U-Haul Co. of North Dakota
U-Haul Co. of Oklahoma, Inc.
U-Haul Co. of Oregon
U-Haul Co. of Pennsylvania
U-Haul Co. of Rhode Island
U-Haul Co. of South Carolina, Inc.
U-Haul Co. of South Dakota, Inc.
U-Haul Co. of Tennessee
U-Haul Co. of Texas
U-Haul Co. of Utah, Inc.
U-Haul Co. of Virginia
U-Haul Co. of Washington
U-Haul Co. of West Virginia
U-Haul Co. of Wisconsin, Inc.
U-Haul Co. of Wyoming, Inc.
U-Haul Inspections Ltd.
U-Haul International, Inc.
U-Haul Leasing & Sales Co.
U-Haul Self-Storage Corporation
U-Haul Self-Storage Management (WPC), Inc.
Web Team Associates, Inc.
Yonkers Property Corporation